Sub-Item 77Q2


Nuveen New York Select Tax-Free
Income Portfolio
33-46943
811-06624

Based on a review of the SEC Forms 3, 4
and 5 furnished
to the Fund, the Fund believes that all
Section 16(a)
filing requirements applicable to the
Funds officers

and directors, investment adviser and
affiliated
persons of the investment adviser were
complied with,
except that the initial affiliation report on
behalf
of the officer listed below was filed late
on May 24, 2004, accession numbers
0001189642-04-000357, 0001189642-04-
000358
and 0001189642-04-000359.

There are no greater than ten-percent
shareholders of the Fund.


OFFICERS:

Scott R. Romans
Daniel S. Solender
Cathryn Steeves